EXHIBIT 99.1


                          HemobioTech[GRAPHIC OMITTED]
                         J.P. MORGAN INTERNATIONAL PLAZA
                        14221 DALLAS PARKWAY, SUITE 1500
                               DALLAS, TEXAS 75254
                                  214-540-8411

                HEMOBIOTECH SIGNS THIRD STAGE SPONSORED RESEARCH
                  AGREEMENT WITH TEXAS TECH UNIVERSITY HEALTH
                                 SCIENCES CENTER
         Focus on manufacture of HemoTech(TM), a novel blood substituTE

January 18, 2006 (Dallas, Texas) HemoBioTech, Inc. announced today that it has signed a third stage Sponsored Research Agreement (SRA) with Texas Tech University Health Sciences Center (TTUHSC). The SRA will focus on the manufacture of clinical grade HemoTech(TM).

The third stage SRA follows a second stage SRA between HemoBioTech and TTUHSC which was completed in December of 2005. The second stage SRA included: 1) Upgrade of the HemoTech(TM) production facility; 2) Digitization and analysis of CMC ( Chemistry, Manufacturing and Controls) preclinical and clinical data; 3) Creation of a bovine blood donor facility; 4) Preparation of new HemoTech(TM) patents; 5) Preparation of a US IND (Investigation of a New Drug) needed for US clinical studies.

"We are very pleased with the program at Texas Tech. We are now focusing on the manufacture of HemoTech(TM) which is needed for further expansion of the HemoTech(TM) program", said Dr. Arthur P. Bollon, Chairman and Chief Executive Officer of HemoBioTech.

About HemoBioTech, Inc.

HemoBioTech is engaged in the development of HemoTech(TM), a novel human blood substitute technology exclusively licensed from Texas Tech University Health Sciences Center. HemoTech(TM) is a chemically modified hemoglobin which not only carries oxygen in the blood, but can also induce red blood cell production. The Company believes that HemoTech(TM) may possess properties that diminish the intrinsic toxicities which have plagued other attempts at developing blood substitutes, based upon pre-clinical and initial human clinical trials undertaken outside the U.S. by prior holders of this technology. HemoTech(TM) is being developed to help reduce or eliminate the danger resulting from acute blood loss in trauma, as well as for other applications. Corporate headquarters are located at J. P. Morgan International Plaza, 14221 Dallas Parkway, Suite 1500, Dallas, Texas 75254, and the Company telephone number is 214-540-8411. The Company website is www.hemobiotech.com.